Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Alleghany Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-8: No. 333-127309, No. 333-166259, No. 333-186782, No. 333-203612, No. 333-218844) of Alleghany Corporation and subsidiaries and in the related Prospectuses of our reports dated February 21, 2018, with respect to the consolidated financial statements and schedules of Alleghany Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Alleghany Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

New York, New York

February 21, 2018